Exhibit 99.1

ION Reports Strong Second Quarter Results

Revenue increased 19% to $105 million, with gross margin reaching 44%

Second quarter EPS of $0.08

HOUSTON – August 7, 2012 – ION Geophysical Corporation (NYSE: IO) today reported second quarter 2012 revenues of $105.2 million, a 19% increase from revenues of $88.5 million in second quarter 2011. Gross margin reached 44% compared to 38% in second quarter 2011. Second quarter net income increased to $12.0 million, or $0.08 per diluted share, compared to net income of $2.6 million, or $0.02 per diluted share, in second quarter 2011. Adjusted EBITDA increased 30% to $33.9 million compared to $26.1 million in second quarter 2011 due to improved overall results of operations.

Brian Hanson, ION’s Chief Executive Officer, commented, “We are pleased with our second quarter and year-to-date results. We achieved significant growth in both revenue and earnings as compared to last year, with exceptional performance in our multi-client business this quarter, where revenues increased by more than 50% compared to second quarter 2011. As anticipated, we saw strong customer interest in our Arctic, Africa, Australia, and Latin America multi-client programs.

“Our data processing revenues and profitability continue to improve as the Gulf of Mexico recovers and we grow this business more internationally. In the second quarter, we experienced a broad increase in customer activity worldwide, with nearly 75% of second quarter tender activity generated outside of the Gulf of Mexico region. Additionally, we achieved a record backlog level for the data processing business and also introduced our new broadband solution, WiBandTM. This new data processing technology delivers broadband results for conventional “flat” streamer data and has great potential to fulfill an unmet market demand. We have seen tremendous interest in our new WiBand offering since launching at the European Association of Geoscientists & Engineers (EAGE) show in June.

“Our GeoVenturesTM division had an outstanding quarter with solid performance in new ventures and data library revenues and operating profits. We initiated acquisition of several strategically significant programs, including a ResSCANTM program in the Marcellus shale, a new 3D gravity gradiometry program in Greenland, and another 2D program offshore Brazil.

“As expected, our marine division experienced soft revenues attributable to a lack of new vessel introductions during the quarter. This business continues to benefit from healthy repair and replacement sales, and while we delivered a large ocean bottom cable system in the second quarter, the revenues will be recognized over an extended period under a multi-year arrangement.

“Our Software segment continues to grow, led by demand for Orca® and solid growth in our on-board services business, which grew 67% in the first half of 2012 as compared to the first half of 2011.

“INOVA achieved revenues of $56.8 million in their first quarter results, driven by strong vibrator sales, the delivery of 15,000 channels of G3iTM (INOVA’s new cable-based recording system) to BGP, and delivery of their first three UniVibTM units (INOVA’s newest peak force small vibrator), contributing $3.8 million of equity income to ION’s second quarter results.”

SECOND QUARTER 2012

The 19% increase in total revenues over second quarter 2011 was led by strong growth in the Company’s Solutions business, partially offset by declines in the Systems business.

Solutions segment revenues increased 47% to $72.0 million compared to $49.0 million in second quarter 2011, driven by continued growth in the data processing business, heavy demand for ION’s multi-client programs offshore Africa, Latin America, Australia, and the Arctic, and continued interest in ION’s ResSCAN shale programs.

Software segment sales were $10.4 million compared to $10.1 million in second quarter 2011. Excluding foreign currency effects, Software segment revenues increased 6% due to demand for the Company’s Orca and Gator® software.

Systems segment sales decreased 23% to $22.8 million compared to $29.5 million in second quarter 2011, due to decreased sales of marine positioning products as compared to the same period last year, slightly offset by growth in ION’s ocean-bottom cable product line, as the Company began delivering and recognizing revenue on a multi-year OBC equipment sale.

Consolidated gross margins during the second quarter increased to 44% from 38% in second quarter 2011. The improvement was driven by the Solutions segment, which increased margins to 40% from 23%, led by data processing revenue growth and improved sales from a more profitable mix of data libraries.

Second quarter consolidated operating margins increased to 12% compared to 10% in second quarter 2011, benefitting from higher gross margins offset by continued investment in R&D and legal expenses. Solutions operating margins improved to 24% from 6% due to expansion in domestic and international data processing business and multi-client profitability improvement. Software segment operating margins increased to 66% from 64%, while Systems operating margins decreased from 31% to 4% in second quarter due to decreased revenue in combination with higher R&D spend, primarily attributable to costs around CalypsoTM, ION’s next-generation redeployable seabed acquisition system.

ION’s effective tax rate during the second quarter was 25.7% compared to 27.6% in second quarter 2011. The decrease in the effective tax rate was due to changes in the distribution of earnings between U.S. and foreign jurisdictions.

ION accounts for its 49% interest in INOVA Geophysical as an equity method investment on a one fiscal quarter-lag basis. As a result, ION’s share of INOVA Geophysical’s first quarter 2012 financial results is included in ION’s second quarter results. For first quarter 2012, INOVA Geophysical reported revenues of $56.8 million, up 75% from $32.5 million in first quarter 2011. INOVA Geophysical reported net income of $8.7 million for first quarter 2012, compared to a net loss of $8.1 million in first quarter 2011. For second quarter 2012, ION recognized earnings on its equity investment of approximately $3.8 million compared to a loss of $4.2 million for the prior year period.

ION’s total cash and cash equivalents were $83.3 million as of June 30, 2012. Additionally, under its amended $175 million credit facility, ION had $77.8 million of unused capacity as of June 30, 2012.

YEAR-TO-DATE 2012

Total revenues for the first six months of 2012 increased 21% to $216.9 million compared to $179.1 million for the same period in 2011, with year-to-date growth across all business segments.

Solutions segment revenues for the first six months of 2012 increased 29% to $138.1 million primarily as a result of data processing expansion and strong growth in new venture revenue in various international offshore programs as well as in ION’s ResSCAN offerings in North America. System and Software segment revenues during the period increased by 11% and 3%, respectively.

Consolidated gross margins for the period increased to 40% compared to 36% in the same period of 2011 due to data processing profitability improvements and the mix of multi-client sales in the Solutions segment.

Consolidated operating margins for the first six months of 2012 increased to 11% from 8% in the same period of 2011. Solutions operating margins increased to 20% from 8% due to growth of data processing revenues as well as profitability improvements in the multi-client business. While Software segment operating margins increased slightly, Systems operating margins decreased from 28% to 16% in the first six months of 2012 as compared to the same period of 2011 due to soft marine positioning sales in second quarter 2012. Overall consolidated gross margins have improved, while operating expenses as a percent of revenues have increased as we continue to invest in R&D for our next generation seabed and towed streamer technologies.

ION’s effective tax rate during the first six months of 2012 was 27.1%, relatively flat compared to 2011.

For the first six months of 2012, net income was $20.3 million, or $0.13 per diluted share, compared to net income of $2.7 million, or $0.02 per diluted share, in the first six months of 2011.

OUTLOOK

Greg Heinlein, ION’s Chief Financial Officer commented, “As expected, we had a good first half, in spite of broad macro-economic uncertainties. In particular, our multi-client revenue was robust, and our data processing results posted another solid quarter.

“We anticipated that our marine division would have a soft quarter, but we expect it to strengthen each quarter for the remainder of 2012. In particular, we experienced strong customer interest in our new Calypso seabed system launched at EAGE in June. We continue to anticipate commercial orders in the fourth quarter.

“INOVA had a great first quarter, as reflected in our second quarter results. We expect them to have a decent second quarter, which will reflect a slight loss in our third quarter results. We continue to expect INOVA to be modestly profitable for the full year.

“Based on our market outlook and robust pipeline of order activity, we are confidently investing in each of our businesses and remain positioned to achieve year-over-year improvement in both revenue and profitability in the back half of 2012 as compared to the same period last year.”

CONFERENCE CALL

The Company has scheduled a conference call for Wednesday, August 8, 2012, at 10:00 a.m. Eastern Time that will include a slide presentation. To participate in the conference call, dial 480-629-9866 at least 10 minutes before the call begins and ask for the ION conference call. Click here to access the earnings presentation slides.

A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until August 22, 2012. To access the replay, dial 303-590-3030 and use pass code 4553682#.

Investors, analysts and the general public will also have the opportunity to listen to the conference call live over the Internet by visiting www.iongeo.com. Also, an archive of the webcast will be available shortly after the call on the Company’s website.

About ION

ION Geophysical Corporation is a leading provider of geophysical technology, services, and solutions for the global oil & gas industry. ION’s offerings are designed to allow E&P operators to obtain higher resolution images of the subsurface to reduce the risk of exploration and reservoir development, and to enable seismic contractors to acquire geophysical data safely and efficiently. Additional information about ION is available at www.iongeo.com.

Contacts

Greg Heinlein

Chief Financial Officer

+1.281.552.3011

Jack Lascar

DRG&L

+1.713.529.6600

The information included herein contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements may include future sales and market growth, timing of sales, future liquidity and cash levels, future estimated revenues and earnings, sales expected to result from backlog, benefits expected to result from the INOVA Geophysical joint venture and related transactions and other statements that are not of historical fact. Actual results may vary materially from those described in these forward-looking statements. All forward-looking statements reflect numerous assumptions and involve a number of risks and uncertainties. These risks and uncertainties include risks associated with litigation; the timing and development of the Company’s products and services and market acceptance of the Company’s new and revised product offerings; the operation of the INOVA Geophysical joint venture; the Company’s level and terms of indebtedness; competitors’ product offerings and pricing pressures resulting therefrom; the relatively small number of customers that the Company currently relies upon; the fact that a significant portion of the Company’s revenues is derived from foreign sales; that sources of capital may not prove adequate; the Company’s inability to produce products to preserve and increase market share; collection of receivables; and technological and marketplace changes affecting the Company’s product lines. Additional risk factors, which could affect actual results, are disclosed by the Company from time to time in its filings with the Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K for the year ended December 31, 2011 and its Quarterly Reports on Form 10-Q filed during 2012.

Tables to follow

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Product revenues	$32,370	$39,016	$77,446	$71,403
Service revenues	72,844	49,516	139,478	107,681

Total net revenues	105,214	88,532	216,924	179,084

Cost of products	15,950	17,624	39,098	32,263
Cost of services	43,321	37,277	90,727	82,051

Gross profit	45,943	33,631	87,099	64,770

Operating expenses:
Research, development and engineering	10,306	5,906	18,032	11,745
Marketing and sales	8,654	7,838	16,071	14,880
General and administrative	14,011	11,087	28,381	23,274

Total operating expenses	32,971	24,831	62,484	49,899

Income from operations	12,972	8,800	24,615	14,871
Interest expense, net	(1,364)	(1,187)	(2,882)	(2,802)
Equity in earnings (losses) of INOVA Geophysical	3,777	(4,173)	6,245	(5,033)
Other income (expense)	895	497	209	(2,502)

Income before income taxes	16,280	3,937	28,187	4,534
Income tax expense	4,184	1,085	7,629	1,232

Net income	12,096	2,852	20,558	3,302
Net income attributable to noncontrolling interest	281	44	394	69

Net income attributable to ION	12,377	2,896	20,952	3,371
Preferred stock dividends	338	338	676	676

Net income applicable to common shares	$12,039	$2,558	$20,276	$2,695

Net income per share:
Basic	$0.08	$0.02	$0.13	$0.02

Diluted	$0.08	$0.02	$0.13	$0.02

Weighted average number of common shares outstanding:
Basic	155,631	155,096	155,587	154,385
Diluted	162,575	156,553	162,594	156,058

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	June 30, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$83,282	$42,402
Short-term investments	—	20,000
Accounts receivable, net	68,693	130,612
Unbilled receivables	57,928	25,628
Inventories	69,502	70,145
Prepaid expenses and other current assets	19,655	13,460

Total current assets	299,060	302,247
Deferred income tax asset	19,722	17,645
Property, plant, equipment and seismic rental equipment, net	34,823	24,771
Multi-client data library, net	187,431	175,768
Investment in INOVA Geophysical	79,587	72,626
Goodwill	54,399	53,963
Intangible assets, net	16,795	17,716
Other assets	10,237	9,322

Total assets	$702,054	$674,058

LIABILITIES AND EQUITY
Current liabilities:
Current maturities of long-term debt	$2,817	$5,770
Accounts payable	25,842	22,296
Accrued expenses	67,723	61,384
Accrued multi-client data library royalties	15,602	15,318
Deferred revenue	27,626	33,802

Total current liabilities	139,610	138,570
Long-term debt, net of current maturities	102,166	99,342
Other long-term liabilities	7,574	7,719

Total liabilities	249,350	245,631
Redeemable noncontrolling interest	2,204	2,615
Equity:
Cumulative convertible preferred stock	27,000	27,000
Common stock	1,558	1,555
Additional paid-in capital	845,477	843,271
Accumulated deficit	(402,660)	(423,612)
Accumulated other comprehensive loss	(14,776)	(16,193)
Treasury stock	(6,565)	(6,565)

Total stockholders’ equity	450,034	425,456
Noncontrolling interests	466	356

Total equity	450,500	425,812

Total liabilities and equity	$702,054	$674,058

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2012	2011
Cash flows from operating activities:
Net income	$20,558	$3,302
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization (other than multi-client library)	6,825	7,476
Amortization of multi-client library	38,918	36,748
Stock-based compensation expense	2,992	3,134
Equity in (earnings) losses of INOVA Geophysical	(6,245)	5,033
Deferred income taxes	(2,225)	(8,192)
Change in operating assets and liabilities:
Accounts receivable	61,701	11,422
Unbilled receivables	(32,300)	25,284
Inventories	(5,447)	(22,051)
Accounts payable, accrued expenses and accrued royalties	9,041	(15,847)
Deferred revenue	(6,176)	16,630
Other assets and liabilities	(1,912)	(2,127)

Net cash provided by operating activities	85,730	60,812

Cash flows from investing activities:
Investment in multi-client data library	(52,581)	(46,102)
Purchase of property, plant and equipment	(4,890)	(7,240)
Investment in seismic rental equipment	(1,384)	—
Maturity (net purchases) of short-term investments	20,000	(39,000)
Investment in convertible notes	(1,000)	(6,500)
Other investing activities	—	50

Net cash used in investing activities	(39,855)	(98,792)

Cash flows from financing activities:
Payments on long-term debt	(2,081)	(3,388)
Repayment of term loan	(98,250)	—
Borrowings under amended revolving line of credit	98,250	—
Payments under amended revolving line of credit	(1,000)	—
Cost associated with debt amendment	(1,313)	—
Payment of preferred dividends	(676)	(676)
Proceeds from exercise of stock options	317	12,931
Other financing activities	(101)	267

Net cash (used in) provided by financing activities	(4,854)	9,134

Effect of change in foreign currency exchange rates on cash and cash equivalents	(141)	380

Net increase (decrease) in cash and cash equivalents	40,880	(28,466)
Cash and cash equivalents at beginning of period	42,402	84,419

Cash and cash equivalents at end of period	$83,282	$55,953

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES

SUMMARY OF SEGMENT INFORMATION

(In thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Net revenues:
Solutions:
Data Processing	$28,190	$20,634	$55,055	$40,933
New Venture	21,544	9,772	50,538	32,222
Data Library	22,235	18,552	32,503	33,696

Total	$71,969	$48,958	$138,096	$106,851

Systems:
Towed Streamer	$13,727	$20,234	$29,531	$37,781
Ocean Bottom	1,616	507	5,135	509
Other	7,476	8,734	24,859	15,145

Total	$22,819	$29,475	$59,525	$53,435

Software:
Software Systems	$9,551	$9,541	$17,921	$17,968
Services	875	558	1,382	830

Total	$10,426	$10,099	$19,303	$18,798

Total	$105,214	$88,532	$216,924	$179,084

Gross profit:
Solutions	$28,904	$11,190	$47,889	$24,506
Systems	9,234	15,110	25,046	27,355
Software	7,805	7,331	14,164	12,909

Total	$45,943	$33,631	$87,099	$64,770

Gross margin:
Solutions	40%	23%	35%	23%
Systems	40%	51%	42%	51%
Software	75%	73%	73%	69%

Total	44%	38%	40%	36%

Income from operations:
Solutions	$17,434	$3,042	$27,040	$8,854
Systems	995	9,057	9,735	15,137
Software	6,879	6,439	12,361	11,292
Corporate and other	(12,336)	(9,738)	(24,521)	(20,412)

Income from operations	$12,972	$8,800	$24,615	$14,871

Operating margin:
Solutions	24%	6%	20%	8%
Systems	4%	31%	16%	28%
Software	66%	64%	64%	60%
Corporate and other	(12%)	(11%)	(11%)	(11%)

Total	12%	10%	11%	8%

Reconciliation of Adjusted EBITDA to Net Income

(Non-GAAP Measure)

(In thousands)

(Unaudited)

Adjusted EBITDA is a non-GAAP measurement that is presented as an additional indicator of operating performance and is not a substitute for net income or net income per share calculated under generally accepted accounting principles (GAAP). Additionally, Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. We believe that Adjusted EBITDA provides useful information to investors because it is an indicator of the strength and performance of our ongoing business operations, including our ability to service our debt. The calculation of Adjusted EBITDA shown below is based upon amounts derived from the Company’s financial statements prepared in conformity with GAAP.

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Net income	$12,096	$2,852	$20,558	$3,302
Interest expense, net	1,364	1,187	2,882	2,802
Income tax expense	4,184	1,085	7,629	1,232
Depreciation and amortization expense	20,033	16,828	45,743	44,224
Equity in (earnings) losses of INOVA Geophysical	(3,777)	4,173	(6,245)	5,033

Adjusted EBITDA	$33,900	$26,125	$70,567	$56,593

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